Exhibit 8.2

January 29, 2026	File #:	98168.1
	Direct:	604 605 8335
	Email:	lyen@boughtonlaw.com

Club Versante Group Limited
Genesis Building, 5th Floor
Genesis Close, PO Box 446
Cayman Islands, KY1-1106

Dear Sirs:

Re:	Club Versante Group Limited (the “Company”) – Opinion Letter re United States Initial Public Offering of Shares

We have acted as Canadian counsel to Club Versante Group Limited (the “Company”), a corporation incorporated under the laws of Cayman Islands, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), and accompanying prospectus filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to (i) the public offering (the “Offering”) of 3,750,000 ordinary shares of par value US$0.00016 each, including an option to issue up to aggregate of additional 562,500 ordinary shares of par value of US$0.00016 each or 15% of the total number of the ordinary shares to be offered by the Company pursuant to the Offering to cover the over-allotment option to be granted to the underwriters (collectively, the “IPO Shares”) and (ii) the offer and resale by the Resale Shareholders (as defined in the Registration Statement of up to 1,333,126 ordinary shares (the “Resale Shares”).

In connection with giving this opinion, we have reviewed the Registration Statement. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and officers of the Company.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein.

The statements set forth in the Registration Statement under the headings “Prospectus Summary”, “Risk Factors”, “Regulations”, “Material Income Tax Consideration” and “Enforceability of Civil Liabilities” in each case insofar as such statements purport to describe or summarize the Canadian legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Canadian legal matters stated therein as at the date hereof.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to our firm under the heading “Legal Matters” and elsewhere in the Prospectus. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

BOUGHTON LAW CORPORATION

/s/ Boughton Law Corporation

LKLY/lp